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                                                                    Exhibit 99.6


                                                               December 22, 1998

The Prudential Insurance Company of America
Prudential Plaza
Newark, New Jersey 07102-3777


To Prudential:

This opinion is furnished in connection with the registration by The Prudential Insurance Company of America of its Variable Universal Life Contract ("Contract") under the Securities Act of 1933. The prospectus included in Pre-Effective Amendment No. 1 to Registration Statement No. 333-64957 on Form S-6 describes the Contract. I have reviewed the Contract and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

     (1) The illustrations of cash surrender values and death benefits included in the section of the prospectus entitled "Illustrations of Cash Surrender Values, Death Benefits, and Accumulated Premiums," based on the assumptions stated in the illustrations, are consistent with the provisions of the Contracts. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 35 than to prospective purchasers of Contracts on males of other ages or on females.

     (2) The examples shown in the section of the prospectus entitled "Changing the Type of Death Benefit" are consistent with the provisions of the Contract.

     (3) The examples shown in the section of the prospectus entitled "Death Benefit Guarantee" are consistent with the provisions of the Contract.

     (4) The charts included in the sections of the prospectus "How a Type A (Fixed) Contract's Death Benefit Will Vary" and "How a Type B (Variable) Contract's Death Benefit Will Vary" are consistent with the provisions of the Contract.

     (5) The deduction in an amount equal to 1.25% of each premium is a reasonable charge in relation to the additional income tax burden imposed upon The Prudential Insurance Company of America as the result of the enactment of Section 848 of the internal Revenue Code. In reaching that conclusion, a number of factors were taken into account that, in my opinion, were appropriate and which resulted in a project after-tax rate of return that is a reasonable rate to use in discounting the tax benefit of the deductions allowed in Section 848 in taxable years subsequent to the year in which the premiums are received.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,


/S/     Ching-Meei Chang
--------------------------------------------
Ching-Meei Chang, FSA, MAAA
Actuarial Director
The Prudential Insurance Company of America


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